Exhibit 99.1

American Electric Technologies, Inc
1250 Wood Branch Park Drive
Houston, Texas 77079
713.644.8182

FOR RELEASE – August 13 – 7:00 am (EST)

AETI Announces 2nd Quarter and 1st Half 2014 Results, Provides Update on Strategic Initiatives

•	Q2 earnings from continuing operations up 25% from the first quarter to $0.11 per share

•	Oil & gas-related revenue up 11% in quarter, 31% for 1st half

•	Backlog up 26% from first quarter levels

•	Company completes strategic review of American Access Technologies business, announces pending sale

•	Withdrawal from Brazil joint venture complete; wholly owned M&I Brazil launched

HOUSTON, August 13, 2014 - American Electric Technologies, Inc. (NASDAQ: AETI), a leading supplier of power delivery solutions for the global energy industry, today announced its second quarter 2014 financial results and an update on its strategic initiatives.

The Company announced it has completed its strategic review of its American Access Technologies (AAT) business, a precision sheet metal fabrication and assembly operation, and is currently engaged in negotiations to sell the business to an unnamed party. The Company expects to complete the sale later this year. The Company has reclassified the AAT business as a discontinued operation, and as such, the Company’s stated results of operations reflect the reclassification in each of the periods presented.

“The pending sale of AAT completes the strategy we began several years ago of exiting non-core businesses,” said Charles Dauber, AETI president and chief executive officer. “This allows us to focus our talents and resources on our mission to provide power delivery solutions to the global energy industry and removes the negative impact this business had on our growth and profitability in recent years.”

The Company reported consolidated revenue from continuing operations of $13.4 million in the second quarter, essentially unchanged from Q2 of 2013 but down 15% from the $15.8 million of revenue in Q1 of 2014. Revenue from continuing operations for the first half of 2014 was $29.3 million, up 10% versus the first half of 2013.

This revenue growth came primarily from revenues from the company’s Technical Products and Services (TP&S) segment, which was up 21% versus first half 2013, while revenue from the company’s E&I construction segment was down 35%.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

“Our revenue continues to come from our oil and gas sector business, which is up 31% for the first half of the year and is reflected in our backlog growth of 26% from Q1,” Dauber explained. “This sector will remain our primary sales focus into 2015.”

Gross margins for the quarter were 15%, unchanged from both Q2 of 2013 and Q1 of this year. For the first half of 2014, gross margins were 15%, down from 18% in the first half of 2013.

Consolidated operating income from continuing operations for the quarter was $0.2 million, down 67% versus the $0.5 million in Q2 of 2013 and down 70% versus $0.5 million in Q1 of 2014. Consolidated operating income from continuing operations for the first half of 2014 was $0.6 million, compared with $1.1 million for the first half of 2013.

In the quarter, the company completed its move into its expanded manufacturing plant and new engineering offices in Beaumont, Texas. The plant expansion enables the Company to increase capacity, lower project costs, and pursue larger projects across its core market sectors.

The Company’s international joint ventures reported combined revenues of $40.3 million for the quarter, a 4% increase versus Q2 2013 and up 90% or $19.1 million from the $21.2 million reported in Q1 2014. The increase from Q1 2014 revenues was primarily due to increased revenue from the Company’s BOMAY joint venture in China.

Also in the quarter, the Company completed its previously announced withdrawal from its minority position in its Brazilian joint venture and launched M&I Electric Brazil, a wholly owned subsidiary with operations in Rio de Janeiro and Macaé, Brazil. Beginning in the third quarter, the results of M&I Brazil will be consolidated and included in the Company’s TP&S Segment.

AETI’s Q2 equity income in its foreign joint ventures, net of management expenses, was $0.9 million, down $0.2 million from Q2 2013, but up $0.6 million from Q1 2014. For the first half of 2014, the company’s foreign joint ventures reported $1.3 million of net equity income, down from $2.6 million in the first half of 2013.

“We were pleased with the results from our international operations in Q2, particularly the performance from our Chinese joint venture, BOMAY,” Dauber said. “We do expect reduced activity levels at BOMAY in the second half of 2014 consistent with the seasonality we experienced last year. We are also very excited about the recently announced start-up of M&I Electric Brazil, which is already generating revenue for the Company in the third quarter.”

Net Income from continuing operations was $1.1 million or $0.11 per fully diluted share, compared to $1.2 million or $0.12 per fully diluted share in Q2 of 2013 and $0.8 million or $0.09 per fully diluted share in Q1 2014. For the first half of 2014, net income from continuing operations was $1.9 million, down from the $3.0 million in the first half of 2013.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

The Company recorded a non-cash impairment charge during the quarter of $2.3 million to reflect the AAT segment at its estimated value and also recorded operating losses of $0.1 million related to this segment. As a result, the Company reported losses from discontinued operations of ($0.29) per share in the second quarter.

As a result of the charges taken on the AAT segment, net income attributable to common shareholders for the quarter ended June 30th was a loss of $1.4 million or $(0.17) per fully diluted share, compared to income of $1.1 million or $0.12 per fully diluted share in Q2 of 2013 and income of $0.5 million or $.06 per fully diluted share in Q1 of 2014. For the first six months ended June 30, 2014, the net income attributable to common shareholders was a loss of $0.9 million or ($0.11) per fully diluted share as compared to income of $2.7 million or $0.31 per fully diluted share for the first six months of 2013.

For the quarter ended June 30, 2014, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations of $1.2 million, a 30% decline over the same period in 2013 and up 22% from Q1 2014. For the first six months of 2014, the Company reported EBITDA of $2.2 million compared to $3.9 million in the first half of 2013. The changes in EBITDA are primarily the result of changes in the equity income from the Company’s joint ventures.

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Conference Call

AETI will conduct a conference call at 10:00 am EST on Wednesday, August 13, 2014, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial 888-510-1767 pass code 409741, in the United States and Canada. International callers should dial +1 719 785 1745, pass code 409741.

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American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas; Bay St. Louis, Miss.; Keystone Heights, Florida; Macaé and Rio de Janeiro, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning anticipated future demand for our products, international expansion, the sale of the AAT segment, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 28, 2014. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contact:

American Electric Technologies, Inc.

Andrew L. Puhala

713-644-8182

investorrelations@aeti.com

Media Contact:

Molly LeCronier

Ward

713.869.0707

mlecronier@wardcc.com

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Business Segments (in thousands and percentages are calculated on segment sales and total sales) Unaudited

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2014		2013		2014		2013
Revenue:
Technical Products and Services	$12,039		$11,157		$26,125		$21,637
Electrical and Instrumentation Construction	1,391		2,342		3,153		4,870
American Access Technologies	—		—		—		—

	$13,430		$13,499		$29,278		$26,507

Gross profit:
Technical Products and Services	$2,004	17%	$1,832	16%	$4,134	16%	$3,689	17%
Electrical and Instrumentation Construction	24	2%	257	11%	329	10%	1,165	24%
American Access Technologies	—		—		—		—

	$2,028	15%	$2,089	15%	$4,463	15%	$4,854	18%

Income (loss) from consolidated continuing operations and net equity income from foreign joint ventures’ operations:
Technical Products and Services	$1,806	15%	$1,630	15%	$3,833	15%	$3,184	15%
Electrical and Instrumentation Construction	24	2%	257	11%	329	10%	1,165	24%
American Access Technologies	—		—		—		—
Corporate and other unallocated expenses	(1,679)		(1,432)		(3,513)		(3,217)

Income (loss) from consolidated continuing operations	151	1%	455	3%	649	2%	1,132	4%

Equity income from BOMAY	960		647		1,508		1,648
Equity income (loss) from MIEFE	112		138		74		158
Equity income from AAG	38		463		2		900
Foreign joint ventures’ operations related expenses	(178)		(87)		(290)		(138)

Net equity income from foreign joint ventures’ operations	932		1,161		1,294		2,568

Income (loss) from consolidated continuing operations and net equity income from foreign joint ventures’ operations	1,083	8%	1,616	12%	1,943	7%	3,700	14%
Interest expense and other, net	(21)		(28)		(33)		(44)

Total other income (expense)	(21)		(28)		(33)		(44)

Continuing operations income before income taxes	1,062		1,588		1,910		3,656

Provision for income taxes on continuing operations	—		(380)		—		(635)

Net income (loss) from continuing operations	1,062		1,208		1,910		3,021

Discontinued operations income (loss)	(2,384)		(60)		(2,652)		(135)
Provision for income taxes on discontinued operations	—		—		—		—
Net income (loss) from discontinued operations	(2,384)		(60)		(2,652)		(135)

Net income (loss) before dividends on redeemable convertible preferred stock	(1,322)		1,148		(742)		2,886

Dividends on redeemable preferred stock	(86)		(85)		(172)		(170)

Net income (loss) attributable to common stockholders	$(1,408)	-10%	$1,063	8%	$(914)	-3%	$2,716	10%

Earnings (loss) from continuing operations per common share:
Basic	$0.12		$0.14		$0.21		$0.36

Diluted	$0.11		$0.12		$0.20		$0.32

Weighted-average number of continuing operations common shares outstanding:
Basic	8,176,808		8,002,872		8,115,214		7,976,222

Diluted	9,723,076		9,435,695		9,710,422		9,409,537

Earnings (loss) from discontinued operations per common share:
Basic	$(0.29)		$(0.01)		$(0.32)		$(0.02)

Earnings (loss) per common share:
Basic	$(0.17)		$0.13		$(0.11)		$0.34

Diluted	$(0.17)		$0.12		$(0.11)		$0.31

Weighted-average number of common shares outstanding:
Basic	8,176,808		8,002,872		8,115,214		7,976,222

Diluted	8,176,808		9,435,695		8,115,214		9,409,537

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,900	$4,148
Accounts receivable-trade, net of allowance of $315 and $327 at June 30, 2014 and December 31, 2013, respectively	10,578	10,462
Inventories, net of allowance of $57 and $40 at June 30, 2014 and December 31, 2013	3,542	3,184
Costs and estimated earnings in excess of billings on uncompleted contracts	5,214	5,312
Prepaid expenses and other current assets	406	376
Current assets held for sale	2,161	3,113

Total current assets	24,801	26,595
Property, plant and equipment, net	7,475	4,077
Investments in foreign joint ventures	11,458	13,033
Other assets	72	126
Long-term assets held for sale	1,022	2,005

Total assets	$44,828	$45,836

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,312	$5,327
Accrued payroll and benefits	1,070	1,911
Other accrued expenses	172	397
Billings in excess of costs and estimated earnings on uncompleted contracts	2,920	3,021
Other current liabilities	49	121
Current Liabilities held for sale	719	536

Total current liabilities	11,242	11,313
Notes payable	500	500
Deferred income taxes	3,422	3,541
Deferred compensation	250	211

Total liabilities	15,414	15,565

Convertible preferred stock
Redeemable convertible preferred stock, series A, net of discount of $742 and $764 at June 30, 2014 and December 31, 2013, respectively; $.001 par value, shares issued and outstanding 1,000,000 June 30, 2014, and December 31, 2013	4,258	4,236

Common stockholders’ equity:
Common stock; $0.001 par value, 50,000,000 shares authorized, 8,176,833 and 8,008,759 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	8	8
Treasury stock; at cost (108,976 shares at June 30, 2014 and 49,863 shares at December 31, 2013).	(704)	(238)
Additional paid-in capital	10,996	10,494
Accumulated other comprehensive income	982	983
Retained earnings; including accumulated statutory reserves in equity method investments of $1,857 at June 30, 2014 and December 31, 2013.	13,874	14,788

Total common stockholders’ equity	25,156	26,035

Total liabilities, preferred stock and stockholders’ equity	44,828	45,836

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Computation of Earnings, Including Net Equity Income from Foreign Joint Ventures, Before Interest,

Dividends, Taxes, Depreciation and Amortization (“EBITDA”) from Continuing Operations

Unaudited

(In thousands)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net Income (loss) on continuing operations attributable to common stockholders	$976	$1,123	$1,738	$2,851
Add:
Dividends on redeemable preferred stock	86	85	172	170
Depreciation and amortization	131	107	259	212
Interest expense and other, net	21	29	33	44
Provision for income taxes	—	380	—	635

EBITDA	$1,214	$1,724	$2,202	$3,912

(1)	The Company is disclosing EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results. For more discussion of the use and limitations of EBITDA, see the 2013 10-K which was filed on March 28, 2014.